Exhibit 99.1

News

For Immediate Release

4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902
Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES AGREEMENT TO ACQUIRE PORTOLA

PACKAGING, A LEADING MANUFACTURER OF

PLASTIC CLOSURES

STAMFORD, CT, August 13, 2013 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, announced today that it has entered into a definitive agreement to purchase Portola Packaging, Inc., a leading manufacturer of plastic closures. This business, with sales of approximately $200 million in 2012, operates eight facilities in North America and Europe.

“We believe that the acquisition of Portola broadens our global closure franchise,” said Bob Lewis, Executive Vice President and Chief Financial Officer. “Portola has a strong reputation as an innovator in closure design and operational leadership. As a result, we believe this acquisition will be highly synergistic with our existing closure business, while providing a broader platform to service our customers’ market needs. In addition, we are excited about the opportunity to expand our relatively small European plastic closure presence through Portola’s manufacturing facilities in the United Kingdom and Czech Republic,” concluded Mr. Lewis.

The purchase price for this transaction is $266 million, and the acquisition is expected to be slightly accretive to earnings initially, excluding the impact of the required purchase accounting write-up of inventory, becoming more accretive as synergies are phased in over the next eighteen months following the closing. The transaction is expected to close as early as September 2013,

(more)

SILGAN HOLDINGS INC.

August 13, 2013

subject to certain customary conditions and regulatory approvals, and Silgan expects to fund the purchase price for this acquisition from a combination of cash on hand and borrowings under the Company’s senior secured credit facility.

* * *

Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.6 billion in 2012. Silgan operates 81 manufacturing facilities in North and South America, Europe and Asia. Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products. In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2012 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

* * *